Exhibit 10.1

SHARE EXCHANGE AGREEMENT

This Share Exchange Agreement (the “Agreement”), dated as of the 22nd of July, 2022, by and between Fortium Holdings Corp., a Nevada corporation (“Fortium”), White River Holdings Corp., a Delaware corporation (“White River”); and Ecoark Holdings, Inc. a Nevada corporation ( “Ecoark”) and the sole shareholder of White River:

A. As of the date of this Agreement, Fortium has authorized capital stock of 205,000,000 shares consisting of 200,000,000 shares of Common Stock, $0.0001 par value per share (“Fortium Common Stock”), of which such shares, 8,400,000 shares are issued and outstanding, and 5,000,000 shares of Preferred Stock, par value $0.0001 per share (the “Fortium Preferred Stock”), of which 1,200 shares are or will be designated as “Series A Convertible Preferred Stock” (the “Series A”) pursuant to the Certificate of Designation of Preferences, Rights and Limitations of Series A Convertible Preferred Stock in the form attached as Appendix A (the “Series A Certificate”), of which Fortium Preferred Stock no shares are issued and outstanding as of the date of this Agreement;

B. White River is a corporation organized under the laws of Delaware. As of the date of this Agreement, White River has 100,001,000 shares of authorized capital stock, par value $0.000001 per share, consisting of 100,000,000 shares of authorized Common Stock and 1,000 shares of authorized Preferred Stock, with 60,000,000 shares of Common Stock issued and outstanding, consisting of 60,000,000 shares of Common Stock held by Ecoark and no Preferred Stock issued and outstanding;

C. The Board of Directors of Fortium has approved the issuance of Fortium Shares, as hereinafter defined, to Ecoark, pursuant to the terms and conditions set forth in this Agreement.

NOW, THEREFORE, the parties hereto agree as follows:

ARTICLE 1

SHARE EXCHANGE

1.01 Exchange by Ecoark. Ecoark shall sell, transfer, convey, assign and deliver to Fortium all of the capital stock of White River owned by Ecoark, which represents approximately 100% of the issued and outstanding shares of White River (the “White River Shares”) free and clear of any lien, charge, encumbrance, leases, license, easement, restriction, encroachment, security interest, claim or similar interest (each, an “Encumbrance”) in exchange for 1,200 shares of Series A (the “Fortium Shares”) which subject to certain terms and conditions set forth in the Series A Certificate may become convertible into a number of shares of Fortium Common Stock equal to 42,253,521 shares (such share exchange, the “Exchange”).

1.02 Tax Structure. The Exchange of White River Shares for Fortium Shares is intended to constitute a reorganization within the meaning of the Internal Revenue Code of 1986, as amended (the “Code”), or such other tax free reorganization or restructuring provisions as may be available under the Code.

ARTICLE 2

THE CLOSING

2.01 Subject to the terms and conditions herein, the consummation of the transactions contemplated by this Agreement (the “Closing”) shall take place on or before July 22, 2022, by email, or at such place or date and time as may be agreed to in writing by the parties hereto, at the earliest practicable time after satisfaction or waiver of the conditions hereof (the “Closing Date”).

2.02 The following conditions are a part of this Agreement and must be completed on or as of the Closing Date, or such other date specified by the parties:

(a) At the Closing, the Board of Directors of Fortium shall fix the number of directors of Fortium at five and shall appoint the following as members of the Board of Directors: (i) four individuals designated by White River, and (ii) one individual designated by Fortium. The identity of such members and the number of years of their terms of service are reflected on Schedule 2.02(b).

(b) As of the Closing, the Series A Certificate shall have been approved by the Fortium Board of Directors and filed with the Nevada Secretary of State, and at the Closing, the Fortium Shares authorized thereby shall be issued to Ecoark.

(c) Immediately prior to the Closing, the sole officer of Fortium shall have tendered his resignation as the sole officer of Fortium, and the Board of Directors of Fortium shall appoint Randy S. May as Fortium’s Executive Chairman and Jay Puchir as Fortium’s Chief Executive Officer and Chief Financial Officer, respectively, as well as such other officers as White River shall designate, effective upon the Closing.

(d) Prior to the Closing, Fortium shall have obtained consent of its Board of Directors to consummate the transactions contemplated by this Agreement.

(e) White River shall have delivered to Fortium its unaudited financial statements for the fiscal years ended March 31, 2022 and 2021, which shall have been prepared in compliance with generally accepted accounting principles in the U.S. (“U.S. GAAP”).

(f) Fortium shall have changed its fiscal year end to March 31.

(g) As of the Closing, White River (together with its subsidiaries) shall have at least $3 million in its corporate bank accounts available for use for working capital and general corporate purposes.

(h) The transfer agent for Fortium shall have issued the Fortium Shares to Ecoark or its designee(s) in book entry form.

ARTICLE 3

REPRESENTATIONS AND WARRANTIES OF FORTIUM

Fortium hereby represents and warrants to White River and Ecoark as follows, which representations are true and correct as of the date of this Agreement and will be true and correct as of the Closing Date, except as reflected on the numbered Disclosure Schedules.

3.01 Organization, Standing and Power. Fortium is a corporation duly organized, validly existing and in good standing under the laws of the State of Nevada, has all requisite power and authority to own, lease and operate its properties and to carry on its business as now being conducted, and is duly qualified and in good standing to do business in each jurisdiction in which the nature of its business or the ownership or leasing of its properties makes such qualification necessary.

3.02 Subsidiaries. All of the direct and indirect subsidiaries of Fortium are set forth on Schedule 3.02. Fortium owns, directly or indirectly, all of the capital stock or other equity interests of each such subsidiary free and clear of any Encumbrance, and all of the issued and outstanding shares of capital stock or equity interests of each subsidiary are validly issued and are fully paid, non-assessable and free of pre-emptive and similar rights to subscribe for or purchase securities. Each of Fortium’s subsidiaries is an entity duly incorporated, validly existing and in good standing under the laws of the jurisdiction of its organization, and has the power and authority to own and use its properties and assets and to carry on its business as currently conducted.

3.03 Capital Structure.

(a) The capitalization of Fortium is as stated in the recitals hereto.

(b) The Fortium Shares to be issued pursuant to this Agreement shall be validly issued, fully paid and non-assessable and not subject to preemptive rights.

(c) There are no options, warrants, calls, agreements or other rights to purchase or otherwise acquire from Fortium at any time, or upon the happening of any stated event, any shares of the capital stock of Fortium whether or not presently issued or outstanding.

(d) Except as set forth on Schedule 3.03(d) hereto, there are no affiliates, including (i) owners of 5% or more of the shares of any class of Fortium or (ii) owners of any securities of Fortium, whether equity or debt, convertible into 5% or more of the shares of any class of Fortium capital stock.

(e) Fortium has provided White River and Ecoark a complete and accurate shareholder registry showing the names and addresses of all of its shareholders, including non-objecting beneficial owners, as of June 30, 2022.

3.04 Articles of Incorporation and Bylaws. The copies of the Articles of Incorporation and of the Bylaws of Fortium which have been delivered to White River and Ecoark are true, correct and complete copies thereof.

3.05 Authority. Fortium has all requisite power and authority to enter into this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by the Board of Directors of Fortium. No other corporate or shareholder proceedings on the part of Fortium are necessary to authorize the Exchange contemplated by this Agreement, or the other transactions contemplated hereby.

3.06 Conflict with Other Agreements; Approvals. The execution and delivery of this Agreement does not, and the consummation of the transactions contemplated hereby will not result in any violation of, or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation or acceleration of any obligation or the loss of a material benefit under, or the creation of any Encumbrance on assets (any such conflict, violation, default, right of termination, cancellation or acceleration, loss or creation, a “violation”) pursuant to any provision of the Articles of Incorporation or Bylaws or any organizational document of Fortium or its subsidiaries or, result in any violation of any loan or credit agreement, note, mortgage, indenture, lease, benefit plan or other agreement, obligation, instrument, Permit (as defined in Section 3.23), concession, judgment, order, decree, statute, law, ordinance, rule or regulation applicable to Fortium which violation is reasonably likely to have a material adverse effect on Fortium taken as a whole. No consent, approval, order or authorization of, or registration, declaration or filing with, any court, administrative agency or commission or other governmental authority or instrumentality, domestic, or foreign (a “Governmental Entity”) is required by or with respect to Fortium in connection with the execution and delivery of this Agreement by Fortium or the consummation by Fortium of the transactions contemplated hereby, except as contemplated by this Agreement or required under the Securities Act and applicable state securities laws. Without limiting the generality of the foregoing, this Agreement and the transactions contemplated hereby will not adversely affect Permits to operate cannabis dispensaries issued by state and local governments in California which Fortium (or a subsidiary) has acquired or intends to acquire under existing agreements.

3.07 Books and Records. Fortium has made and will make available for inspection by White River and Ecoark upon reasonable request all the books of Fortium relating to the business of Fortium. Such books of Fortium have been maintained in the ordinary course of business. All documents furnished or caused to be furnished to White River and Ecoark by Fortium are true and correct copies, and there are no amendments or modifications thereto except as set forth in such documents.

3.08 Compliance with Laws. Fortium is and has been in compliance in all material respects with all laws, regulations, rules, orders, judgments, decrees and other requirements and policies imposed by any Governmental Entity applicable to it, its properties or the operation of its businesses, including without limitation laws, regulations, rules, orders, judgments, decrees and other requirements and policies relating to the production, possession, marketing, distribution and sale of cannabis and cannabis-related products imposed by state and local governments in markets in which Fortium operates or plans to operate (but excluding the U.S. federal government), Taxes, environmental protection, occupational health and safety, COVID-19, product quality and safety and employment and labor matters.

3.09 SEC Reports. As of the date hereof, Fortium files reports with the SEC on a voluntary basis under the Exchange Act. All documents voluntarily filed, including periodic and current reports and exhibits thereto, filed under the Exchange Act (the “SEC Reports”) have been so filed, as if Fortium was required to file SEC Reports and all material contracts so filed as exhibits are, in full force and effect, except those which have expired in accordance with their terms, and Fortium is not in material default with respect to such contracts. As of its respective filing date, each SEC Report complied in all material respects with the requirements of the Exchange Act and the rules and regulations of the SEC promulgated thereunder and the Sarbanes-Oxley Act of 2002 and the rules and regulations promulgated thereunder. Each of the SEC Reports has complied in all material respects with the Exchange Act in effect as of their respective dates. None of the SEC Reports, as of their respective dates, contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading.

3.10 Financial Statements. Fortium’s audited financial statements for the fiscal years ended December 31, 2021 and 2020 and the three months ended March 31, 2022 are part of the SEC Reports. The financial statements included in the SEC Reports comply as to form in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto, have been prepared in accordance with the U.S. GAAP (except, in the case of unaudited statements, as permitted by the rules and regulations of the SEC) applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto) and fairly present the financial position of Fortium as of the dates thereof and the results of its operations and cash flows for the periods shown (subject, in the case of unaudited statements, to normal year-end audit adjustments). To Fortium’s knowledge, none of its filings with the SEC is the subject of an ongoing SEC review, inquiry or investigation, and there are no outstanding or unresolved SEC comments related to such filings.

3.11 Banks. Fortium has delivered to White River and Ecoark a true and complete list (in all material respects), as of the date of this Agreement, showing (a) the name of each bank in which Fortium has an account or safe deposit box, and (b) the names and addresses of all signatories.

3.12 Litigation. There is no suit, action or proceeding pending, or, to the knowledge of Fortium, threatened against or affecting Fortium which is reasonably likely to have a material adverse effect on Fortium, nor is there any judgment, decree, injunction, rule or order of any Governmental Entity or arbitrator outstanding against Fortium having, or which, insofar as reasonably can be foreseen, in the future could have, any such effect.

3.13 Employees. The employees and consultant contracts of Fortium and its subsidiaries are as set forth on Schedule 3.13.

3.14 Liens, Leases and Contracts. Fortium does not have any Encumbrances in or on any of its assets. Fortium does not have any leases (whether of real or personal property), contracts, promissory notes, mortgages, licenses, franchises, or other written agreements to which Fortium is a party, except any of said instruments which terminate or are cancelable without penalty.

3.15 Absence of Undisclosed Liabilities. Except as reflected in Fortium’s balance sheets contained in its SEC Reports, Fortium does not have any liabilities of any nature, whether fixed, absolute, contingent or accrued, except Fortium has liabilities for attorneys’ fees arising in connection with this Agreement and liabilities arising in the ordinary course of business which are not material.

3.16 Absence of Changes. Since March 31, 2022 there has not been any material adverse change in the condition (financial or otherwise), assets, liabilities, earnings or business of Fortium.

3.17 Brokers and Finders. Fortium shall be solely responsible for payment to any broker or finder retained by Fortium for any brokerage fees, commissions or finders’ fees in connection with the transactions contemplated herein.

3.18 Valid Issuance of Securities. The Fortium Shares, when issued, sold and delivered in accordance with the terms of this Agreement for the consideration expressed herein, and the Fortium Common Stock issuable upon conversion thereof, will be duly and validly issued, fully paid and non-assessable, and will be free of restrictions on transfer other than restrictions on transfer under this Agreement and under applicable state and federal securities laws. The Fortium capital stock outstanding immediately prior to the Closing has been validly issued, fully paid and non-assessable and has been sold in compliance with all applicable securities laws.

3.19 Tax Matters. Fortium has filed all Tax Returns that it was required to file, and has paid all Taxes shown thereon as owing. No claim has ever been made by an authority in a jurisdiction where Fortium does not file Tax Returns that it is or may be subject to taxation by that jurisdiction.

(a) Fortium has timely filed, or has caused to be timely filed on its behalf, all Tax Returns required to be filed by it, and all such Tax Returns are true, complete and accurate. All Taxes shown to be due on such Tax Returns, or otherwise owed, has been timely paid. Fortium has furnished to White River and Ecoark true and correct copies of its most recent Tax Returns.

(b) The most recent financial statements contained in the SEC Reports reflect an adequate reserve for all Taxes payable by Fortium (in addition to any reserve for deferred Taxes to reflect timing differences between book and Tax items) for all taxable periods and portions thereof through the date of such financial statements. No deficiency with respect to any Taxes has been proposed, asserted or assessed against Fortium, and no requests for waivers of the time to assess any such Taxes are pending.

(c) There are no liens for Taxes (other than for current Taxes not yet due and payable) on the assets of Fortium. Fortium is not bound by any agreement with respect to Taxes.

(d) For purposes of this Agreement:

“Taxes” includes all forms of taxation, whenever created or imposed, and whether of the United States or elsewhere, and whether imposed by a local, municipal, governmental, state, foreign, federal or other Governmental Entity, or in connection with any agreement with respect to Taxes, including all interest, penalties and additions imposed with respect to such amounts.

“Tax Return” means all federal, state, local, provincial and foreign Tax returns, declarations, statements, reports, schedules, forms and information returns and any amended Tax return relating to Taxes.

3.20 Non-shell Status. Fortium is not a “shell company” as defined under Rule 405 of the Securities Act.

3.21 Bad Actors. Except as set forth on Schedule 3.21, neither Fortium nor any of its affiliates:

(a) Is subject to a final order of a state securities commission (or an agency of a state performing similar functions); a state authority that supervises or examines banks, savings associations, or credit unions; a state insurance commission (or an agency or officer of a state performing like functions); an appropriate federal banking agency; the U.S. Commodity Futures Trading Commission; or the National Credit Union administration that:

(i) At the time of such sale, bars the person from:

(1)	Association with an entity regulated by such commission, authority, agency, or officer; or

(2)	Engaging in the business of securities, insurance or banking; or

(3)	Engaging in savings association or credit union activities; or

(ii) Constitutes a final order based on a violation of any law or regulation that prohibits fraudulent, manipulative, or deceptive conduct entered within ten years before such sale;

(b) Is subject to an order of the SEC entered pursuant to section 15(b) or 15B(c) of the Exchange Act (15 U.S.C. 78o(b) or 78o-4(c)) or section 203(e) or (f) of the Investment Advisers Act of 1940 (15 U.S.C. 80b-3(e) or (f)) that, at the time of such sale:

(i) Suspends or revokes such person's registration as a broker, dealer, municipal securities dealer or investment adviser;

(ii) Places limitations on the activities, functions or operations of such person; or

(iii) Bars such person from being associated with any entity or from participating in the offering of any penny stock;

(c) (i) Has been convicted, within ten years before such sale (or five years, in the case of issuers, their predecessors and affiliated issuers), of any felony or misdemeanor:

(ii) In connection with the purchase or sale of any security;

(iii) Involving the making of any false filing with the SEC; or

(iv) Arising out of the conduct of the business of an underwriter, broker, dealer, municipal securities dealer, investment adviser or paid solicitor of purchasers of securities;

(d) For the past five years been convicted of a felony or been the subject of a filing in bankruptcy or filed a petition in bankruptcy, or made a general assignment for the benefit of creditors; or been an officer, director or principal of any entity which filed a petition in bankruptcy, was reorganized in bankruptcy, or made a general assignment for the benefit of creditors. Is subject to any order of the SEC entered within five years before such sale that, at the time of such sale, orders the person to cease and desist from committing or causing a violation or future violation of:

(i) Any scienter-based anti-fraud provision of the federal securities laws, including without limitation section 17(a)(1) of the Securities Act (15 U.S.C. 77q(a)(1)), section 10(b) of the Exchange Act (15 U.S.C. 78j(b)) and 17 CFR 240.10b-5, section 15(c)(1) of the Exchange Act (15 U.S.C. 78o(c)(1)) and section 206(1) of the Investment Advisers Act of 1940 (15 U.S.C. 80b-6(1)), or any other rule or regulation thereunder; or

(ii) Section 5 of the Securities Act (15 U.S.C. 77e).

(e) Is suspended or expelled from membership in, or suspended or barred from association with a member of, a registered national securities exchange or a registered national or affiliated securities association for any act or omission to act constituting conduct inconsistent with just and equitable principles of trade;

(f) Has filed (as a registrant or issuer), or was or was named as an underwriter in, any registration statement or Regulation A offering statement filed with the SEC that, within five years before such sale, was the subject of a refusal order, stop order, or order suspending the Regulation A exemption, or is, at the time of such sale, the subject of an investigation or proceeding to determine whether a stop order or suspension order should be issued; or

(g) Is subject to a United States Postal Service false representation order entered within five years before such sale, or is, at the time of such sale, subject to a temporary restraining order or preliminary injunction with respect to conduct alleged by the United States Postal Service to constitute a scheme or device for obtaining money or property through the mail by means of false representations.

3.22 Insurance. Schedule 3.22 contains a true, correct and complete list of all insurance policies pursuant to which Fortium is insured. All of Fortium’s insurance policies are fully paid in accordance with their terms. There are no pending claims under such insurance policies. Fortium has not failed to give any material notice or present any material claim under any such policy in a due and timely fashion. There are no outstanding unpaid claims by Fortium under any such policy. Fortium has not received a notice of cancellation or non-renewal of any such policy.

3.23 Permits. Except as disclosed on Schedule 3.23, all permits, licenses, franchises, approvals, authorizations, exemptions, certifications, credentials and consents (“Permits”) required to be obtained from Governmental Entities for Fortium to conduct its business as presently conducted and as described in SEC Reports, but excluding U.S. federal government approvals relating to the retail delivery and distribution licenses for its current or planned cannabis operations, have been obtained and are presently effective and possessed by Fortium and are valid and in full force and effect. All fees and charges with respect to such Permits as of the date hereof have been paid in full. No event has occurred that, with or without notice or lapse of time or both, would reasonably be expected to result in the revocation, suspension, lapse or limitation of any Permit. True and correct copies of all such Permits have been made available to White River and Ecoark. Provided that all necessary notices are given to and all necessary approvals and consents are obtained from the applicable Governmental Entities, to the knowledge of Fortium, none of Fortium’s Permits will be impaired or terminated or become terminable as a result of the transactions contemplated by this Agreement or any other agreement to which Fortium or any subsidiary is a party.

3.24 Effect of White River and Ecoark’s Knowledge. Notwithstanding anything contained herein to the contrary, Fortium shall not have (a) any liability for any breach of or inaccuracy in any representation or warranty made by Fortium to the extent that White River, Ecoark, any of their Affiliates or any of their respective officers, employees, counsel or other representatives (i) had knowledge at or before the Closing of the facts as a result of which such representation or warranty was breached or inaccurate or (ii) was provided access to, at or before the Closing, a document disclosing such facts; or (b) any liability after the Closing for any breach of or failure to perform before the Closing any covenant or obligation of Fortium to the extent that White River, Ecoark, or their Affiliates or any of their respective officers, employees, counsel or other representatives (i) had knowledge at or before the Closing of such breach or failure or (ii) was provided access to, at or before the Closing, a document disclosing such breach or failure.

3.25 Full Disclosure. The representations and warranties of Fortium contained in this Agreement (and in any schedule, exhibit, certificate or other instrument to be delivered under this Agreement) are true and correct in all material respects, and such representations and warranties do not omit any material fact necessary to make the statements contained therein, in light of the circumstances under which they were made, not misleading. There is no fact of which Fortium has knowledge that has not been disclosed to Fortium pursuant to this Agreement, including the schedules hereto, all taken together as a whole, which has had or could reasonably be expected to have a material adverse effect on Fortium, White River or Ecoark or materially adversely affect the ability of Fortium to consummate in a timely manner the transactions contemplated hereby.

ARTICLE 4

REPRESENTATIONS AND WARRANTIES OF

WHITE RIVER

White River hereby represents and warrants to Fortium as follows, which representations are true and correct as of the date of this Agreement and will be true and correct as of the Closing Date, except as reflected on the numbered Disclosure Schedules.

4.01 Organization, Standing and Power. White River is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware, has all requisite power and authority to own, lease and operate its properties and to carry on its business as now being conducted, and is duly qualified and in good standing to do business in each jurisdiction in which the nature of its business or the ownership or leasing of its properties makes such qualification necessary.

4.02 Subsidiaries. All of the direct and indirect subsidiaries of White River are set forth on Schedule 4.02. White River owns, directly or indirectly, all of the capital stock or other equity interests of each such subsidiary free and clear of any Encumbrance, and all of the issued and outstanding shares of capital stock of each subsidiary are validly issued and are fully paid, non-assessable and free of pre-emptive and similar rights to subscribe for or purchase securities. Each of White River’s subsidiaries is an entity duly incorporated, validly existing and in good standing under the laws of the jurisdiction of its incorporation, and has the power and authority to own and use its properties and assets and to carry on its business as currently conducted.

4.03 Capital Structure. The capitalization of White River is as stated in the recitals hereto. All outstanding shares of White River capital stock are validly issued, fully paid and non-assessable and not subject to preemptive rights or other restrictions on transfer. All of the issued and outstanding shares of White River capital stock were issued in compliance with all applicable securities laws. Except as set forth on Schedule 4.03, there are no shares of White River capital stock issuable under outstanding options, convertible notes, warrants and other derivative securities, instruments convertible into or exercisable for, or other rights to purchase or otherwise acquire from White River, shares of White River capital stock.

4.04 Certificate of Incorporation, Bylaws, and Minute Books. The copies of the Certificate of Incorporation and of the Bylaws of White River which have been delivered to Fortium are true, correct and complete copies thereof. The minute books of White River, which has been made available for inspection, contains accurate minutes of all meetings and accurate consents in lieu of meetings of the Board of Directors (and any committee thereof) and of the shareholders of White River since the date of incorporation and accurately reflects all transactions referred to in such minutes and consents in lieu of meetings.

4.05 Authority. White River has all requisite power to enter into this Agreement including approval of its Board of Directors and has the requisite power and authority to consummate the transactions contemplated hereby. Except as specified herein, no other corporate proceedings on the part of White River are necessary to authorize the transactions contemplated hereby.

4.06 Conflict with Agreements; Approvals. The execution and delivery of this Agreement does not, and the consummation of the transactions contemplated hereby will not, conflict with, or result in any violation of any provision of the Certificate of Incorporation or Bylaws of White River or of any loan or credit agreement, note, mortgage, indenture, lease, benefit plan or other agreement, obligation, instrument, permit, concession, franchise, license, judgment, order, decree, statute, law, ordinance, rule or regulation applicable to White River or its properties or assets. No consent, approval, order or authorization of, or registration, declaration or filing with, any Governmental Entity is required by or with respect to White River in connection with the execution and delivery of this Agreement by White River, or the consummation by White River of the transactions contemplated hereby, except for filing of Form D with the SEC, and filings with any state securities regulators.

4.07 Books and Records. White River has made and will make available for inspection by Fortium upon reasonable request all the books of White River relating to the business of White River. Such books of White River have been maintained in the ordinary course of business. All documents furnished or caused to be furnished to Fortium by White River are true and correct copies, and there are no amendments or modifications thereto except as set forth in such documents.

4.08 Compliance with Laws. White River is and has been in compliance in all material respects with all laws, regulations, rules, orders, judgments, decrees and other requirements and policies imposed by any Governmental Entity applicable to White River, its properties or the operation of its businesses, including without limitation laws, regulations, rules, orders, judgments, decrees and other requirements and policies relating to Taxes, environmental protection, occupational health and safety, COVID-19, product quality and safety and employment and labor matters.

4.09 Financial Statements. White River’s unaudited financial statements for the fiscal years ended March 31, 2022 and 2021 have been furnished to Fortium by White River, are true and correct, comply as to form in all material respects with U.S. GAAP and fairly present the financial position of White River as of the dates thereof and the results of its operations and cash flows for the periods shown (subject, in the case of interim periods, to normal year-end adjustments).

4.10 Litigation. There is no suit, action or proceeding pending, or, to the knowledge of White River or its subsidiaries, threatened against, likely to be made, or affecting White River or any subsidiary which is reasonably likely to have a material adverse effect, on White River, nor is there any judgment, decree, injunction, rule or order of any Governmental Entity or arbitrator outstanding against White River or any subsidiary having, or which, insofar as reasonably can be foreseen, in the future could have, any such effect.

4.11 Employees. The employees and consultant contracts of White River are as set forth on Schedule 4.11.

4.12 Leases and Contracts. Schedule 4.12 sets forth all leases (whether of real or personal property), contracts, promissory notes, mortgages, licenses, franchises, or other written agreements to which White River is a party which involve or can reasonably be expected to involve aggregate future payments or receipts by White River in excess of $20,000 per year (whether by the terms of such lease, contract, promissory note, license, franchise or other written agreement or as a result of a guarantee of the payment of or indemnity against the failure to pay same) except any of said instruments which terminate or are cancelable without penalty.

4.13 Absence of Undisclosed Liabilities. Except as set forth on Schedule 4.13, as reflected in White River’s balance sheets contained in its financial statements prepared and delivered in accordance with this Agreement, or arising in the ordinary course of business, White River has no liabilities of any nature, whether fixed, absolute, contingent.

4.14 Absence of Changes. Since March 31, 2022, there has not been any material adverse change in the condition (financial or otherwise), assets, liabilities, earnings, business or prospects of White River.

4.15 Intellectual Property. Except as set forth on Schedule 4.15, White River has, or has rights to use, all patents, patent applications, trademarks, trademark applications, service marks, trade names, trade secrets, inventions, copyrights, licenses and other intellectual property rights and similar rights necessary or required for use in connection with its business (the “Intellectual Property Rights”). White River has not received a notice (written or otherwise) that any of, the Intellectual Property Rights has expired, terminated or been abandoned, or is expected to expire or terminate or be abandoned, within two years from the date of this Agreement. White River has not received, since March 31, 2022, a written notice of a claim or otherwise has any knowledge that the Intellectual Property Rights violate or infringe upon the rights of any person or entity, except as could not have or reasonably be expected to not have a material adverse effect on White River. All such Intellectual Property Rights are enforceable and to the knowledge of White River there is no existing infringement by another person or entity of any of the Intellectual Property Rights. White River has taken reasonable security measures to protect the secrecy, confidentiality and value of all of its intellectual properties.

4.16 Insurance. Schedule 4.16 contains a true, correct and complete list of all insurance policies pursuant to which White River is insured. All of White River’s insurance policies are fully paid in accordance with their terms. There are no pending claims under such insurance policies. White River has not failed to give any material notice or present any material claim under any such policy in a due and timely fashion. There are no outstanding unpaid claims by White River under any such policy. White River has not received a notice of cancellation or non-renewal of any such policy.

4.17 Regulatory Permits. White River possesses all Permits issued by the appropriate Governmental Entities necessary to conduct its business, and White River has not received any notice of proceedings relating to the revocation or modification of any such Permit.

4.18 Title to Assets. White River has good and marketable title in fee simple to all real property owned by it and good and marketable title in all personal property owned by it that is material to the business thereof including the assets set forth on Schedule 4.18, in each case free and clear of any Encumbrance, except for (i) Encumbrances for the payment of federal, state or local taxes, for which appropriate reserves have been made therefor in accordance with U.S. GAAP and, the payment of which is neither delinquent nor subject to penalties, and (ii) those Encumbrances set forth on Schedule 4.18. Except as set forth on Schedule 4.18, any real property and facilities held under lease by Encumbrances are held by White River under valid, subsisting and enforceable leases with which White River is in compliance.

4.19 Broker and Finders. White River shall be solely responsible for payment to any broker or finder retained by White River for any brokerage fees, commissions or finders’ fees in connection with the transactions contemplated herein.

4.20 Tax Matters. White River has filed all Tax Returns that it was required to file, and has paid all Taxes shown thereon as owing. No claim has ever been made by an authority in a jurisdiction where White River does not file Tax Returns that it is or may be subject to taxation by that jurisdiction.

(a) White River has timely filed, or has caused to be timely filed on its behalf, all Tax Returns required to be filed by it, and all such Tax Returns are true, complete and accurate. All Taxes shown to be due on such Tax Returns, or otherwise owed, has been timely paid. White River has furnished true and correct copies of its most recent Tax Returns to Fortium.

(b) The most recent financial statements which have been furnished to Fortium reflect an adequate reserve for all Taxes payable by White River (in addition to any reserve for deferred Taxes to reflect timing differences between book and Tax items) for all taxable periods and portions thereof through the date of such financial statements. No deficiency with respect to any Taxes has been proposed, asserted or assessed against White River, and no requests for waivers of the time to assess any such Taxes are pending, except to the extent any such deficiency or request for waiver, individually or in the aggregate, has not had and would not have a material adverse effect.

(c) There are no liens for Taxes (other than for current Taxes not yet due and payable) on the assets of White River. White River is not bound by any agreement with respect to Taxes.

4.21 COVID-19.

(a) Schedule 4.21(a) sets forth a list of each loan or other financial grant for which White River has applied or which it has received pursuant to any federal government loan program following the COVID-19 pandemic.

(b) White River has taken reasonable actions to reduce the potentially adverse effects of COVID-19 on White River.

4.22 Transactions with Related Parties. Except as set forth on Schedule 4.22, none of the officers, directors or 5% shareholders of White River has engaged in a transaction with White River (other than for services as employees, officers and directors) involving an amount exceeding $20,000.

4.23 Environmental Matters.

(a) Except as set forth in Schedule 4.23:

(1) White River is and has been in compliance with all applicable Environmental Laws (as defined below);

(2) there is no material claim or action relating to or arising under Environmental Laws that is pending or, to the knowledge of White River, threatened against or affecting White River; and

(3) to the knowledge of White River, no facts, circumstances or conditions exist that would reasonably be expected to result in White River incurring material Environmental Liabilities.

(b) Except as set forth in Schedule 4.23:

(1) White River has obtained and currently maintains all Permits necessary under Environmental Laws for their operations ("Environmental Permits");

(2) there is no investigation, nor any Action pending or, to the knowledge of White River, threatened against or affecting White River or any real property owned, operated or leased by White River to revoke such Environmental Permits;

(3) White River has not received any written notice from any Person to the effect that there is lacking any Environmental Permit required under Environmental Law for the current use or operation of any property owned, operated or leased by White River; and

(4) Neither the execution and delivery of this Agreement by White River, nor the consummation by White River of the transactions contemplated hereby, nor compliance by White River with any of the provisions hereof, will result in the termination or revocation of, or a right of termination or cancellation under, any Environmental Permit.

“Environmental Laws" means all Laws, including federal, state, local, foreign and international Laws, relating in any way to pollution, the environment (including ambient air, surface water, groundwater, land surface or subsurface strata), preservation or reclamation of natural resources, the climate, the presence, management or release of or exposure to hazardous materials (as such term is defined in Environmental Laws), or to human health and safety in respect of the foregoing, or the protection of endangered or threatened species.

"Environmental Liabilities" means all liabilities, obligations, responsibilities, remedial actions, losses, damages, punitive damages, consequential damages, treble damages, costs and expenses (including any amounts paid in settlement, all reasonable fees, disbursements and expenses of counsel, experts and consultants and costs of investigation and feasibility studies), fines, penalties, sanctions and interest incurred as a result of any claim or demand by any other Person or in response to any violation of Environmental Law, whether known or unknown, accrued or contingent, whether based in contract, tort, implied or express warranty, strict liability, criminal or civil statute, to the extent based upon, related to, or arising under or pursuant to any Environmental Law, environmental Permit, order or agreement with any Governmental Entity or other person, which relates to any environmental, health or safety condition, violation of Environmental Law or a release or threatened release of hazardous materials.

4.24 Effect of Fortium’s Knowledge. Notwithstanding anything contained herein to the contrary, White River shall not have (a) any liability for any breach of or inaccuracy in any representation or warranty made by White River to the extent that Fortium, any of its Affiliates or any of its or their respective officers, employees, counsel or other representatives (i) had knowledge at or before the Closing of the facts as a result of which such representation or warranty was breached or inaccurate or (ii) was provided access to, at or before the Closing, a document disclosing such facts; or (b) any liability after the Closing for any breach of or failure to perform before the Closing any covenant or obligation of White River to the extent that Fortium, or its Affiliates or any of its or their respective officers, employees, counsel or other representatives (i) had knowledge at or before the Closing of such breach or failure or (ii) was provided access to, at or before the Closing, a document disclosing such breach or failure.

4.25 Full Disclosure. The representations and warranties of White River contained in this Agreement (and in any schedule, exhibit, certificate or other instrument to be delivered under this Agreement) are true and correct in all material respects, and such representations and warranties do not omit any material fact necessary to make the statements contained therein, in light of the circumstances under which they were made, not misleading. There is no fact of which White River has knowledge that has not been disclosed to Fortium pursuant to this Agreement, including the schedules hereto, all taken together as a whole, which has had or could reasonably be expected to have a material adverse effect on White River, Fortium or materially adversely affect the ability of White River to consummate in a timely manner the transactions contemplated hereby.

4.26 Certain Carve-outs. Notwithstanding anything in this Agreement to the contrary, the foregoing representations and warranties of White River under this Article 4 and performance obligations under this Agreement are qualified by and subject to White River’s assumption of certain liabilities, and the rights, obligations, covenants, terms and conditions set forth therein, as more particularly set forth in Schedule 4.26.

ARTICLE 5

REPRESENTATIONS AND WARRANTIES OF

ECOARK

Ecoark hereby represents and warrants to Fortium as follows, which representations are true and correct as of the date of this Agreement and will be true and correct as of the Closing Date, except as reflected on the numbered Disclosure Schedules.

5.01 Organization and Authority of Ecoark. Ecoark has full power and authority to enter into this Agreement, to carry out its obligations under this Agreement, and to consummate the contemplated transactions of Ecoark. The execution and delivery by Ecoark of this Agreement, the performance of its obligations and the consummation of the transactions contemplated hereby have been duly authorized by all requisite action on the part of Ecoark. This Agreement has been duly executed and delivered by Ecoark, and (assuming due authorization, execution and delivery by Fortium and White River) this Agreement constitutes a legal, valid and binding obligation of Ecoark enforceable against them in accordance with its terms.

5.02 No Conflicts; Consents. Except with respect to the DPL Agreements and as set forth on Schedule 5.02, the execution, delivery and performance by Ecoark of this Agreement, and the consummation of the transactions contemplated hereby, do not and will not: (a) conflict with or result in a violation or breach of, or default under, any provision of the organizational documents of Ecoark; (b) conflict with or result in a violation or breach of any provision of any law, regulation or governmental order applicable to Ecoark; or (c) require the consent, notice or other action by any person or entity under, conflict with, result in a violation or breach of, constitute a default or an event that, with or without notice or lapse of time or both, would constitute a default under, result in the acceleration of or create in any party the right to accelerate, terminate, modify or cancel any contract to which Ecoark is a party or by which Ecoark is bound or to which any of its respective properties and assets are subject, except with respect to (b), (c) and (d), where such conflict, violation, breach, default, lien or encumbrance, as the case may be, would not, individually or in the aggregate, have a material adverse effect.

5.03 Purchase Entirely for Own Account. The Fortium Shares proposed to be acquired by Ecoark hereunder will be acquired by Ecoark for investment for its own account, and not with a view to the resale or distribution of any part thereof, and Ecoark has no present intention of selling or otherwise distributing the Fortium Shares, except as set forth in Schedule 5.03 and in compliance with applicable securities laws.

5.04 Available Information. Ecoark has such knowledge and experience in financial and business matters as is necessary to render it capable of evaluating the merits and risks of an investment in Fortium.

5.05 No Registration. Ecoark understands that the Fortium Shares have not been registered under the Securities Act and, if issued in accordance with the provisions of this Agreement, will be issued by reason of a specific exemption from the registration provisions of the Securities Act which depends upon, among other things, the bona fide nature of the investment intent and the accuracy of Ecoark’s representations as expressed herein.

5.06 Restricted Securities. Ecoark acknowledges and agrees that the Fortium Shares are deemed “restricted securities” under the Securities Act inasmuch as this Agreement contemplates that, if acquired by Ecoark pursuant hereto, the Fortium Shares would be acquired in a transaction not involving a public offering. Ecoark further acknowledges that if the Fortium Shares are issued to Ecoark in accordance with the provisions of this Agreement, such Fortium Shares may not be resold without registration under the Securities Act or the existence of an exemption therefrom. Ecoark represents and warrants that it is familiar with Rules 144 and 145 promulgated under the Securities Act as presently in effect and understands the resale limitations imposed thereby and by the Securities Act.

5.07 Legends. It is understood that due to the fact that the offer and sale of the Fortium Shares being issued in connection with the Exchange have not been registered under the Securities Act by virtue of the exemption provided in Section 4(a)(2) of the Securities Act, such shares will contain the following legend:

The offer and sale of the securities represented by this certificate have not been registered under the Securities Act of 1933 (the “Securities Act”), or any applicable state securities laws. Such securities have been acquired for investment purposes and may not be offered for sale, sold, delivered after sale, transferred, pledged or hypothecated in the absence of an effective registration statement filed by the issuer with the Securities and Exchange Commission covering such offer and sale under the Securities Act or an opinion of counsel satisfactory to the issuer that such registration is not required.

and any legend required by the “blue sky” laws of any state to the extent such laws are applicable to the securities represented by the certificate so legended.

5.08 Effect of Fortium’s Knowledge. Notwithstanding anything contained herein to the contrary, Ecoark shall not have (a) any liability for any breach of or inaccuracy in any representation or warranty made by Ecoark to the extent that Fortium, any of its Affiliates or any of its or their respective officers, employees, counsel or other representatives (i) had knowledge at or before the Closing of the facts as a result of which such representation or warranty was breached or inaccurate or (ii) was provided access to, at or before the Closing, a document disclosing such facts; or (b) any liability after the Closing for any breach of or failure to perform before the Closing any covenant or obligation of Ecoark to the extent that Fortium, or its Affiliates or any of its or their respective officers, employees, counsel or other representatives (i) had knowledge at or before the Closing of such breach or failure or (ii) was provided access to, at or before the Closing, a document disclosing such breach or failure.

ARTICLE 6

RESERVED

ARTICLE 7

RESERVED

ARTICLE 8

CONDITIONS TO CLOSING

8.01 Conditions to Obligations of White River and Ecoark. The obligations of each of White River and Ecoark to perform under this Agreement are subject in each case to the satisfaction of the following conditions on or before the Closing unless waived in writing by each such party.

(a) Representations and Warranties. There shall be no information disclosed in the schedules delivered by Fortium which would materially and adversely affect the proposed transaction and intent of the parties as set forth in this Agreement. The representations and warranties of Fortium set forth in Article 3 hereof shall be true and correct in all material respects (except for representations and warranties qualified by materiality which shall be true and correct in all respects) as of the date of this Agreement and as of the Closing as though made on and as of the Closing, except as otherwise permitted by this Agreement.

(b) Performance of Obligations. Fortium shall have in all material respects performed all agreements required to be performed by it under this Agreement and shall have performed in all material respects any actions contemplated by this Agreement prior to or on the Closing and Fortium shall have complied in all material respects with the course of conduct required by this Agreement.

(c) Corporate Action. Fortium shall have furnished minutes, certified copies of corporate resolutions and/or other documentary evidence satisfactory to counsel for White River that Fortium have submitted with this Agreement and any other documents required hereby to such parties for approval as provided by applicable law.

(d) Consents. Executed consents, approvals and/or waivers of any party listed in any section of this Agreement or on any schedule delivered by Fortium whose consent, approval and/or waiver is required to consummate the transactions contemplated by this Agreement shall have been obtained and delivered to White River and Ecoark.

(e) Governmental Approval. All authorizations, consents, approvals, permits and orders of all federal and state Governmental Entities required to be obtained by Fortium for consummation of the transactions contemplated by this Agreement shall have been obtained.

(f) Market Condition. Up to and including the Closing Date, Fortium shall have maintained its quotation on the OTC Pink Market, without any trading and quotation halts or other notices of deficiency received by or imposed against Fortium.

(g) Changes in Financial Condition of Fortium. There shall not have occurred any material adverse change in the financial condition or in the operations of the business of Fortium, except expenditures in furtherance of this Agreement.

(h) Authorization for Issuance of Stock. White River and Ecoark shall have received in form and substance satisfactory to counsel for such parties: satisfactory evidence that the Fortium Shares have been duly authorized for issuance (including by Fortium’s filing of the Series A Certificate) and have been issued in book entry form to Ecoark in accordance with the terms of this Agreement upon surrender by Ecoark of its White River Shares duly endorsed for transfer, and a letter from said transfer agent acknowledging receipt of the letter of instruction and stating to the effect that the transfer agent holds adequate supplies of stock certificates necessary to comply with the letter of instruction and the terms and conditions of this Agreement.

(i) Absence of Pending Litigation. Fortium shall not be engaged in or threatened with or have knowledge of any possible suit, action, or legal, administrative or other proceedings or governmental investigations pertaining to this Agreement or the consummation of the transactions contemplated hereunder.

(j) Books and Records. Fortium shall have delivered to White River and Ecoark all books and records of Fortium.

8.02 Conditions to Obligations of Fortium. The obligations of Fortium to perform this Agreement are subject to the satisfaction of the following conditions on or before the Closing unless waived in writing by Fortium.

(a) Representations and Warranties. There shall be no information disclosed in the schedules delivered by White River which would materially adversely affect the proposed transaction and intent of the parties as set forth in this Agreement. The representations and warranties of White River set forth in Article 4 and the representations and warranties of Ecoark set forth in Article 5 hereof shall be true and correct in all material respects, except for those representations and warranties qualified by materiality, which shall be true and correct in all respects) as of the date of this Agreement and as of the Closing as though made on and as of the Closing, except as otherwise permitted by this Agreement.

(b) Performance of Obligations. White River and Ecoark shall have in all material respects performed all agreements required to be performed by them under this Agreement and shall have performed in all material respects any actions contemplated by this Agreement prior to or on the Closing and White River shall have complied in all respects with the course of conduct required by this Agreement.

(c) White River Bank Accounts. White River shall have at least $3 million in its corporate bank account(s) available for use for working capital and general corporate purposes.

(c) Corporate Action. White River and Ecoark shall have furnished minutes, certified copies of corporate resolutions and/or other documentary evidence satisfactory to counsel for Fortium that White River and Ecoark have submitted with this Agreement and any other documents required hereby to such parties for approval as provided by applicable law.

(d) Statutory Requirements. All statutory requirements for the valid consummation by White River of the transactions contemplated by this Agreement shall have been fulfilled.

(e) Governmental Approval. All authorizations, consents, approvals, permits and orders of all federal and state governmental agencies required to be obtained by White River for consummation of the transactions contemplated by this Agreement shall have been obtained.

(f) Shareholder Approval. Ecoark has approved the Exchange in the manner provided by Chapter 78 of the Nevada Revised Statutes as well as applicable SEC regulations.

(g) Consents. Executed consents, approvals and/or waivers of any party listed on any schedule delivered by White River whose consent, approval and/or waiver is required to consummate the transactions contemplated by this Agreement shall have been obtained and delivered to Fortium.

(h) Absence of Pending Litigation. White River shall not be engaged in or threatened with or have any knowledge of any possible suit, action, or legal, administrative or other proceedings or governmental investigations pertaining to this Agreement or the consummation of the transactions contemplated hereunder.

(i) Books and Records. White River shall have delivered to Fortium all books and records of White River.

8.03. Conditions to Obligations of the Parties. The obligation of the parties to perform this Agreement is subject to the satisfaction of the following conditions on or before the Closing unless waived in writing by the parties:

(a) Each party hereto shall have executed and delivered this Agreement to the other parties.

(b) Ecoark shall have obtained such consents, approvals and/or waivers required under the DPL Agreements.

(c) Ecoark shall have transferred additional equipment as specified in Schedule 8.03(c) from its unsold and retained subsidiaries to White River or a subsidiary of White River.

ARTICLE 9

MATTERS SUBSEQUENT TO CLOSING

9.01 Covenant of Further Assurance. The parties covenant and agree that they shall, from time to time, execute and deliver or cause to be executed and delivered all such further instruments of conveyance, transfer, assignments, receipts and other instruments, and shall take or cause to be taken such further or other actions as the other party or parties to this Agreement may reasonably deem necessary in order to carry out the purposes and intent of this Agreement.

ARTICLE 10

NATURE OF REPRESENTATIONS

10.01 All statements contained in any written certificate, schedule, exhibit or other written instrument delivered by Fortium, or White River or Ecoark pursuant hereto, or otherwise adopted by any of Fortium, White River or Fortium by their respective written approval, or in connection with the transactions contemplated hereby, shall be deemed representations and warranties by Fortium, or White River or Ecoark, as the case may be. All representations, warranties and agreements made by any party pursuant to this Agreement shall survive for the period of the applicable statute of limitations.

ARTICLE 11

INDEMNIFICATION AND DISPUTE RESOLUTION

11.01 Indemnity of White River and Ecoark by Fortium. Subject to the terms and conditions set forth in this Article 11, Fortium agrees to defend, indemnify and hold harmless each of White River and Ecoark from and against, and to reimburse White River and Ecoark with respect to, all liabilities, losses, costs and expenses, including, without limitation, reasonable attorneys’ fees and disbursements, asserted against or incurred by White River and Ecoark to the extent arising out of, or in connection with any material breach of any representation or warranty contained in this Agreement made by Fortium or in any document or certificate delivered by Fortium pursuant to the provisions of this Agreement or in connection with the transactions contemplated thereby.

11.02 Indemnity of Fortium by White River. Subject to the terms and conditions set forth in this Article 11, White River agrees to defend, indemnify and hold harmless Fortium from and against, and to reimburse Fortium with respect to, all liabilities, losses, costs and expenses, including, without limitation, reasonable attorneys’ fees and disbursements, asserted against or incurred by Fortium to the extent arising out of, or in connection with any material breach of any representation or warranty contained in this Agreement made by White River, or in any document or certificate delivered by White River pursuant to the provisions of this Agreement or in connection with the transactions contemplated thereby.

11.03 Indemnity of Fortium by Ecoark. Subject to the terms and conditions set forth in this Article 11 Ecoark agrees to defend, indemnify and hold harmless Fortium from and against, and to reimburse Fortium with respect to, all liabilities, losses, costs and expenses, including, without limitation, reasonable attorneys’ fees and disbursements, asserted against or incurred by Fortium to the extent , arising out of, or in connection with any breach of any representation or warranty contained in this Agreement made by Ecoark, or in any document or certificate delivered by Ecoark pursuant to the provisions of this Agreement or in connection with the transactions contemplated thereby. For the avoidance of doubt, Ecoark’s liability under this section 11.03 shall be limited to any liability incurred by its own breach of any representation or warranty.

11.04 Indemnification Procedure. A party (an “Indemnified Party”) seeking indemnification shall give prompt notice to the other party (the “Indemnifying Party”) of any claim for indemnification arising hereunder this Article 11. The Indemnifying Party shall have the right to assume and to control the defense of any such claim with counsel of its choosing that is reasonably acceptable to such Indemnified Party, at the Indemnifying Party’s own cost and expense, including the cost and expense of reasonable attorneys’ fees and disbursements for one law firm in connection with such defense, in which event the Indemnifying Party shall not be obligated to pay the fees and disbursements of separate counsel for such in such action. In the event, however, that such Indemnified Party’s legal counsel shall determine that defenses may be available to such Indemnified Party that are different from or in addition to those available to the Indemnifying Party, in that there could reasonably be expected to be a conflict of interest if such Indemnifying Party and the Indemnified Party have common counsel in any such proceeding, or if the Indemnified Party has not assumed the defense of the action or proceedings, then such Indemnifying Party may employ separate counsel to represent or defend such Indemnified Party, and the Indemnifying Party shall pay the reasonable fees and disbursements of counsel for such Indemnified Party. No settlement of any such claim or payment in connection with any such settlement shall be made without the prior consent of the Indemnifying Party which consent shall not be unreasonably withheld.

11.05 Limitation of Liability. Except in the case of Environmental Liability, fraud or criminal activity no party will have any liability to indemnify any other party under Article 11 of this Agreement for any Losses (a) until the aggregate amount of all Losses in respect of indemnification under this Article 11 exceeds $50,000 (the “Basket”), in which event the Indemnifying Party shall be liable for all such Losses from the first dollar (subject to the Cap), and (b) to the extent the Indemnifying Party would be required to make indemnification payments under this Article 11 in excess of $100,000 (the “Cap”). Notwithstanding anything in this Agreement to the contrary, nothing in this Agreement shall limit or otherwise affect any party’s rights or remedies with respect to fraud, or other criminal activity (it being acknowledged and agreed that in the event any Indemnified Party suffers any Losses by reason of a party’s fraud or criminal activity, such Indemnified Party shall be entitled to seek recovery therefor without regard to any limitation set forth in this Agreement (whether a temporal limitation, dollar limitation or otherwise)).

11.06 Indemnification Payments. If any Indemnifying Party becomes obligated to indemnify any Indemnified Party for any Losses under this Article 11 as established pursuant to (a) a final and non-appealable judgment, order, award or determination of a court of competent jurisdiction or other Governmental Entity or (b) the mutual agreement of the Indemnifying Party and the Indemnified Party, such payment shall be made promptly by such Indemnifying Party, but in any event within 30 days.

For any indemnification payments that are payable by Fortium under Section 11.01 above, such indemnifications payments shall be paid by issuing additional shares of Fortium Common Stock to Ecoark in an amount equal to the required indemnification payment. The value of each share of Fortium Common Stock issued for such payment shall be determined by dividing $30,000,000 by the shares of Common Stock issuable under the Series A. For any indemnification payments that are payable by Ecoark under section 11.03 above, such indemnifications payments may, in whole or in part, be paid by surrendering a number of Fortium Shares or shares of Fortium Common Stock issuable thereunder to Fortium in an amount equal to Ecoark’s required indemnification payment. The value of each such share of Fortium Common Stock surrendered for such payment shall be determined in the above paragraph, and the value of each such Fortium Share surrendered for such payment shall be determined based on the stated value per Fortium Share under the Series A Certificate.

11.07 Survival. Each of the representations and warranties set forth in this Agreement and all indemnity obligations hereunder related to breaches of such representations and warranties will expire on the date that is 12 months after the Closing Date (the “Expiration Date”). No claim, lawsuit or other proceeding arising out of or related to the breach or inaccuracy of any representation or warranty set forth in this Agreement may be made by any party unless notice of any such claim for indemnification with respect to such breach or inaccuracy is given to the Indemnifying Party on or prior to the Expiration Date. Notwithstanding anything in this Agreement to the contrary, the rights and remedies under this Article 11 with respect to any claim, lawsuit or other proceeding (including recovery of Losses in respect thereof) for which notice has been given prior to the Expiration Date will survive until such claim, lawsuit or other proceeding has been finally resolved.

11.08 Arbitration. In the event that any dispute shall arise between the parties hereto as to any matter or thing covered hereby or as to the meaning of this Agreement or to any state of facts which may arise, same shall be settled by the agreement of the parties, or if they are unable to agree, same shall be settled by arbitration in San Antonio, Texas (or such other county in which the Ecoark’s principal place of business is then located), by a single arbitrator, who shall be a retired Judge of the local state trial court, and judgment upon any award rendered by the arbitrator may be entered in any court having jurisdiction thereof. The parties hereto acknowledge that the use of this Arbitration process denies to each party the right to sue in a court of law on any issue covered hereby, excluding therefrom the right to sue to enforce his rights hereunder, covered below.

Refusal of one party to arbitrate shall entitle the remaining party to the dispute to specifically enforce this Agreement in a court of competent jurisdiction, and, as a result of said refusal to arbitrate, the remaining party shall be entitled to receive costs, reasonable attorneys’ fees and his share of the arbitration fee. Arbitration by the parties shall take place at a time and place as may be agreed upon, but if no agreement shall be reached, then at the offices of Ecoark’s counsel.

If it is determined by the arbitrator that one party was in default hereof or instituted (or defended) such arbitration proceeding not in good faith or without a reasonable basis in law or fact (“Defaulting Party”), the Defaulting Party shall bear the costs of the arbitration proceeding and pay to the other party or parties the reasonable attorney's fees and costs incurred in such proceeding, which amounts shall be separately determined by the arbitrator in such proceeding and become part of the amount of the arbitration award, payable by the Defaulting Party to the other party or parties.

If the Defaulting Party does not pay to the other party the arbitration award within 10 days of written demand therefor, and the other party may institute suit in a court of competent jurisdiction to enforce said decision, the Defaulting Party shall pay the other party the reasonable attorney’s fees and court costs incurred in such action.

This paragraph is in no way intended to preclude any party from enforcing his rights in a court of competent jurisdiction. It is intended hereby to resolve by arbitration questions of construction of this Agreement and to resolve factual issues that may be disputed by the parties. In the event of litigation, the parties agree that a Defaulting Party shall pay the reasonable attorney’s fees of any non-defaulting party, together with court costs and reasonable expenses of litigation; said amount shall be determined by the trial judge upon completion of the trial prior to entry of judgment. In the event that all parties are found to be Defaulting Parties, no party shall be entitled to court costs, attorney’s fees or litigation expenses.

While any arbitration proceeding is pending, no party is excused from the payment of monies due hereunder, but if it is determined by the arbitrator that monies paid during the arbitration period were not due, the payee shall remit the amount of monies so paid, together with interest at the rate of 10% per annum from the date of receipt to the proper party, within 10 days of the issuance of the arbitration award.

Nothing herein is intended to prevent any party after a default by the other party from instituting any action in a court of competent jurisdiction to enforce its rights hereunder. If such enforcement action is not defended or if a defendant does not interpose in its answer as a defense that there are issues of fact which require resolution by arbitration, the court shall have jurisdiction over the subject matter of such dispute. The unsuccessful party in such judicial proceeding or with respect to any motion for relief made in such proceeding shall pay to the successful party the reasonable attorney's fees, court costs and expenses incurred in such proceeding.

Within 30 days of completion of the arbitration hearing, the arbitrator shall deliver to the parties a proposed form of written decision (“Proposed Decision”) which shall include a detailed factual basis of his decision and the applicable law which he determined governed same. The parties shall have 10 days after receipt of the Proposed Decision to respond thereto in writing (“Parties’ Response”); providing each other with a copy of that which such party provided to the arbitrator. The arbitrator shall render his final Decision and any arbitration award within 45 days from the date of his Proposed Decision; making reference therein to the Parties’ Response, if any.

The decision of the arbitrator shall be binding, conclusive and not subject to appeal, except in the event of his failure to comply with the terms of this Agreement, fraud or misapplication of applicable law.

ARTICLE 12

TERMINATION OF AGREEMENT AND

ABANDONMENT OF REORGANIZATION

12.01 Termination. Anything herein to the contrary notwithstanding, this Agreement and any agreement executed as required hereunder and the acquisition contemplated hereby may be terminated at any time before the Closing as follows:

(a) By mutual written consent of the Boards of Directors of Fortium, White River and Ecoark.

(b) By the Board of Directors of Fortium if (i) any of the conditions set forth in Section 8.02 shall not have been satisfied by the Closing Date or (ii) the Evaluated Material reviewed by Fortium pursuant to Section 7.01 are insufficient in Fortium’s reasonable discretion.

(c) By the Boards of Directors of White River or Ecoark if (i) any of the conditions set forth in Section 8.01 shall not have been satisfied by the Closing Date or (ii) the Evaluated Material reviewed by White River or Ecoark pursuant to Section 7.01 are insufficient in either White River’s or Ecoark’s reasonable discretion.

(d) By any of the Boards of Directors of Fortium, White River or Ecoark if the Closing Date is not on or before August 18, 2022, or such later date as the parties may mutually agree (except that a party seeking to terminate this Agreement pursuant to this clause may not do so if the failure to consummate the Exchange contemplated by this Agreement by such date shall be due to the action or failure to act of the party seeking to terminate the Agreement in breach of such party’s obligations under this Agreement).

12.02 Termination of Obligations and Waiver of Conditions; Payment of Expenses. In the event this Agreement and the acquisition are terminated and abandoned pursuant to this Article 12 hereof, this Agreement shall become void and of no force and effect and there shall be no liability on the part of any of the parties hereto, or their respective directors, officers, shareholders or controlling persons to each other. Any the costs and expenses incident to its negotiation and preparation of this Agreement and any of the documents evidencing the transactions contemplated hereby, including fees, expenses and disbursements of counsel, shall be borne by the party incurring such costs and expenses.

ARTICLE 13

EXCHANGE SHARES

13.01 Reserve Shares. At the Closing, Fortium shall issue a letter to the transfer agent of Fortium with a copy of the resolutions of the Board of Directors of Fortium authorizing and directing the designation and filing of the Series A Certificate, and written instructions directing the transfer agent to reserve 150% of the shares of Common Stock which would be issuable upon conversion of the Fortium Shares as of the Closing, calculated as if such Fortium Shares were convertible at the Closing. The Fortium Shares shall be issued in book entry form with the records of the Corporation maintained by the Corporation or its transfer agent.

ARTICLE 14

MISCELLANEOUS

14.01 Expenses. All costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be borne by the party incurring such costs and expenses.

14.02 Notices. All notices, offers, acceptance and any other acts under this Agreement shall be in writing, and shall be sufficiently given if delivered to the addressees in person, by Federal Express or similar overnight next business day delivery, or by email delivery followed by overnight next business day delivery, as follows:

If to Fortium:

Fortium Holdings Corp.

609 West Dickson Street, Suite 102G

Fayetteville, AR 72701

Email: ___________________

Attention: Richard Horgan, CEO

With a copy

(which shall not constitute notice) to:

John Jadhon, Esq.

The Matt Law Firm, PLLC

1701 Genesee Street

Utica, NY 13501

Email: ________________

If to White River or Ecoark:

303 Pearl Parkway Suite 200

San Antonio, TX 78215

Email: _________________

Attention: ________________

With a copy

(which shall not constitute notice) to:

Nason, Yeager, Gerson, Harris & Fumero, P.A.

3001 PGA Boulevard, Suite 305

Palm Beach Gardens, Florida 33410

E-mail: _____________________

Attention: Michael D. Harris, Esq.

or to such other address as any of them, by notice to the other may designate from time to time. Time shall be counted from the date of transmission. Each party shall provide five days’ prior written notice to the other party of any change in address.

14.03 Amendment and Waiver. The parties hereby may, by mutual agreement in writing signed by or on behalf of each party, amend this Agreement in any respect. Any term or provision of this Agreement may be waived in writing signed by an authorized officer at any time by the party against which such waiver is to be charged, such waiver right shall include, but not be limited to, the right of either party to:

(a) Extend the time for the performance of any of the obligations of the other(s);

(b) Waive any inaccuracies in representations by the other(s) contained in this Agreement or in any document delivered pursuant hereto;

(c) Waive compliance by the other(s) with any of the covenants contained in this Agreement, and performance of any obligations by the other(s); and

(d) Waive the fulfillment of any condition that is precedent to the performance by the party so waiving of any of its obligations under this Agreement.

Any writing on the part of a party relating to such amendment, extension or waiver as provided in this Section 14.03 shall be valid if authorized or ratified by the Board of Directors of such party.

14.04 Remedies not Exclusive. No remedy conferred by any of the specific provisions of this Agreement is intended to be exclusive of any other remedy, and each and every remedy shall be cumulative and shall be in addition to every other remedy given hereunder or now or hereafter existing at law or in equity or by statute or otherwise. The election of any one or more remedies by a party shall not constitute a waiver of the right of such party to pursue other available remedies.

14.05 Attorneys’ Fees. In the event a dispute arises with respect to this Agreement, the party prevailing in such dispute shall be entitled to recover all expenses, including, without limitation, reasonable attorneys’ fees and expenses, incurred in ascertaining such party’s rights, in preparing to enforce, or in enforcing such party’s rights under this Agreement, whether or not it was necessary for such party to institute suit.

14.06 Governing Law. Any dispute in the meaning, effect or validity of this Agreement shall be resolved in accordance with the laws of the State of Nevada without regard to the conflict of laws provisions thereof.

14.07 Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

14.08 Benefit. This Agreement shall be binding upon, and inure to the benefit of, the respective successors and assigns of Fortium, White River and Ecoark.

14.09 Entire Agreement. This Agreement and the schedules and exhibits attached hereto, represent the entire agreement of the undersigned regarding the subject matter hereof, and supersedes all prior written or oral understandings or agreements between the parties.

14.10 Captions and Section Headings. Captions and section headings used herein are for convenience only and shall not control or affect the meaning or construction of any provision of this Agreement.

14.11 Scrivener’s Errors. The parties shall have the right to amend the Agreement, upon mutual written consent, to correct any scrivener’s errors in the Agreement, provided that such amendment does not materially adversely affect the rights of the shareholders of the parties.

14.12 Force Majeure. A party shall be excused from any delay in performance or for non-performance of any of the terms and conditions of this Agreement caused by any Force Majeure event. “Force Majeure” shall mean strikes, labor disputes, freight embargoes, quarantines, public health emergencies, or a declared state of emergency, interruption or failure in the Internet, telephone or other telecommunications service or related equipment, material interruption in the mail service or other means of communication within the United States, if the non-performing party shall have sustained a material or substantial loss by fire, flood, accident, hurricane, earthquake, theft, sabotage, quarantine, public health emergencies, declared state of emergency or other calamity or malicious act, whether or not such loss shall have been insured, acts of God, outbreak or material escalation of hostilities or civil disturbances, national emergency or war (whether or not declared), or other calamity or crises including a terrorist act or acts affecting the United States as applicable, future laws, rules, regulations or acts of any Governmental Entity (including any lockdowns or orders arising from any pandemic), or any cause beyond the reasonable control of such non-performing party.

14.13. Waiver of Illegality Defense. Each party agrees that this Agreement’s invalidity for public policy reasons and/or its violation of federal cannabis laws is not a valid defense to any dispute or claim arising out of this Agreement. Each party expressly waives the right to present any defense related to the federal illegality of cannabis and agrees that such defense shall not be asserted, and will not apply, in any dispute or claim arising out of this Agreement.

14.14. Severability. If any term or provision of this Agreement is invalid, illegal, or unenforceable in any jurisdiction, such invalidity, illegality, or unenforceability shall not affect any other term or provision of this Agreement or invalidate or render unenforceable such term or provision in any other jurisdiction; provided, however, that if any fundamental term or provision of this Agreement, is invalid, illegal, or unenforceable, the remainder of this Agreement shall be unenforceable. Upon a determination that any term or provision is invalid, illegal, or unenforceable (including under federal cannabis laws or regulations), the parties hereto shall negotiate in good faith to modify this Agreement to affect the original intent of the parties as closely as possible in order that the transactions contemplated hereby be consummated as originally contemplated to the greatest extent compatible with, and possible under, applicable laws and regulations.

[Signature Page to Follow]

IN WITNESS WHEREOF, the parties have duly executed this Share Exchange Agreement as of the date first written above.

“Fortium”

Fortium Holdings Corp.

By:
Name:	Richard Horgan
Title:	Chief Executive Officer

“White River”

White River Holdings Corp.

By:
Name:	Jay Puchir
Title:	Chief Executive Officer

“Ecoark”

Ecoark Holdings, Inc.

By:
Name:	Randy S. May
Title:	Chief Executive Officer

[Signature Page to Share Exchange Agreement]

Appendix A

Series A Certificate

[Attached]

CERTIFICATE OF DESIGNATION OF PREFERENCES,

RIGHTS AND LIMITATIONS OF

SERIES A CONVERTIBLE PREFERRED STOCK OF

FORTIUM HOLDINGS CORP.

The undersigned, Richard Horgan, the Chief Executive Officer of Fortium Holdings Corp. (the “Corporation”), a corporation organized and existing under Chapter 78 of the Nevada Revised Statutes (the “Nevada Corporations Law”), in accordance with the provisions of Sections NRS 78.195 and NRS 78.1955 of the Nevada Corporations Law, does hereby certify:

That pursuant to the authority expressly conferred upon the Board of Directors of the Corporation (the “Board of Directors”) by the Corporation’s Articles of Incorporation, as amended from time to time (the “Articles of Incorporation”), the Board of Directors has adopted the following resolutions authorizing a new series of preferred stock designated as “Series A Convertible Preferred Stock” of the Corporation as set forth in this Certificate of Designation of Preferences, Rights And Limitations Of Series A Convertible Preferred Stock (this “Certificate”):

RESOLVED, that the designations, powers, preferences and rights of the Series A Convertible Preferred Stock, and the qualifications, limitations or restrictions thereof, shall be as follows:

Section 1. Designation and Authorized Shares. There shall hereby be created and established a series of preferred stock of the Corporation designated as “Series A Convertible Preferred Stock” (the “Series A”). The authorized number of shares of the Series A shall be 1,200 shares. Each share of Series A shall have a par value of $0.0001. Capitalized terms not defined herein shall have the meaning as set forth in Section 8 below.

Section 2. Stated Value; Liquidation Rights.

(a) Stated Value. Each share of Series A shall have a stated value of $25,000 per share (the “Stated Value”).

(b) Liquidation Preference. Upon the voluntary or involuntary liquidation, dissolution or winding up of the Corporation’s affairs, then, before any distribution or payment shall be made to the holders of any Common Stock or any other class or series of junior stock, the Holder(s) shall be entitled to receive out of the Corporation’s assets legally available for distribution to shareholders, liquidating distributions in the amount of the liquidation preference in the amount equal to the total Stated Value of the Series A held by such Holder(s), plus accrued but unpaid dividends. After payment of the full amount of the liquidating distributions to which they are entitled, the Holder(s) will have no right or claim to any of the Corporation’s remaining assets. In the event that, upon any such voluntary or involuntary liquidation, dissolution or winding up, the Corporation’s available assets are insufficient to pay the amount of the liquidating distributions on all outstanding Series A and the corresponding amounts payable on all senior stock and parity stock, then after payment of the liquidating distribution on all outstanding senior stock, the Holder(s) and all other such classes or series of parity stock shall share ratably in any such distribution of assets in proportion to the full liquidating distributions to which they would otherwise be respectively entitled. The merger or consolidation of the Corporation into or with another corporation or entity which results in the exchange of outstanding shares of the Corporation for securities or other consideration issued or paid or caused to be issued or paid by such other corporation or entity or an affiliate thereof (except if such merger or consolidation does not result in the transfer of more than 50 percent of the voting securities of the Corporation), or the sale of all or substantially all the assets of the Corporation, shall be deemed to be a liquidation, dissolution or winding up of the Corporation for purposes of this Section 2(b). The amount deemed distributed to the Holders of Series A upon any such merger or consolidation shall be the cash or the value of the property, rights and/or securities distributed to such holders by the acquiring person, firm or other entity. The value of such property, rights or other securities shall be determined in good faith by the Board of Directors of the Corporation.

Section 3. Conversion.

(a) Conversion Right. On or after the Effective Date, as defined, each Holder shall be entitled to convert any portion of the outstanding Series A held by such Holder into validly issued, fully paid and non-assessable shares of Common Stock in accordance with Section 3(c) at the Conversion Rate (as defined below). The Corporation shall not issue any fraction of a share of Common Stock upon any conversion. If the issuance would result in the issuance of a fraction of a share of Common Stock, the Corporation shall round such fraction of a share of Common Stock up to the nearest whole share. The Corporation shall pay any and all transfer, stamp, issuance and similar taxes, costs and expenses (including fees and expenses of the Corporation’s transfer agent Transfer Agent (the “Transfer Agent”)) that may be payable with respect to the issuance and delivery of Common Stock upon conversion of any Series A.

(b) Conversion Rate. The number of shares of Common Stock issuable upon conversion of any share(s) of Series A pursuant to Section 3(c) shall be determined by dividing (x) the Stated Value of such share(s) Series A by (y) the Conversion Price as defined below (the “Conversion Rate”).

(c) Mechanics of Conversion. Each share of Series A shall be convertible into shares of Common Stock at a conversion price of $0.71 per Series A share (the “Conversion Price”) subject to adjustment under Section 7.

(i) The Series A shall not be convertible until (A) such time as the Corporation has filed a form S-1 or Form 10, or other applicable form, with the Securities and Exchange Commission (the “SEC”) and such Form S-1 or other Registration Statement has been declared effective, or such Form 10 or other applicable form is no longer subject to comments from the Staff of the SEC, and (B) the Corporation elects to distribute the shares of Common Stock to its shareholders, such date (the “Effective Date”).

(ii) Optional Conversion. To convert a share of Series A into shares of Common Stock on any date after the Effective Date (a “Conversion Date”), a Holder shall deliver (via, electronic mail or otherwise), for receipt on or prior to 11:59 p.m., New York time, on such date, a copy of an executed notice of conversion of the Series A subject to such conversion in the form attached hereto as Exhibit I (the “Conversion Notice”) to the Corporation. Within two trading days following a conversion of any such Series A as aforesaid, such Holder shall issue the Common Stock to persons designated by the Holder. The Person or Persons entitled to receive the shares of Common Stock issuable upon a conversion of Series A shall be treated for all purposes as the record holder or holders of such shares of Common Stock on the Conversion Date.

Section 4. The Holder(s) shall not be entitled to vote on any matters submitted to the shareholders of the Corporation.

Section 5. Amendment. With the written consent of the Holders owning a majority of outstanding Series A, the Board of Directors shall have the exclusive power to amend this Certificate of Designation and the designations, powers, preferences, rights, qualifications, limitations and restrictions of the Series A provided hereunder.

Section 6. Other Provisions.

(a) Transfer of Series A. A Holder may transfer some or all of its Series A without the consent of the Corporation, subject to compliance with the Securities Act of 1933. If any Series A are to be transferred, the applicable Holder shall surrender the applicable Series A certificate to the Corporation, whereupon the Corporation will forthwith issue and deliver upon the order of such Holder a new Series A certificate, registered as such Holder may request, representing the outstanding number of shares of Series A being transferred by such Holder and, if less than the entire outstanding number of shares of Series A is being transferred, a new Series A certificate to such Holder representing the outstanding number of shares of Series A not being transferred.

Section 7. Certain Adjustments.

(a) Stock Dividends and Stock Splits. If the Corporation, at any time while the Series A is outstanding: (i) pays a stock dividend or otherwise makes a distribution or distributions payable in shares of Common Stock on shares of Common Stock or any Common Stock Equivalents, (ii) subdivides outstanding shares of Common Stock into a larger number of shares, (iii) combines (including by way of a reverse stock split) outstanding shares of Common Stock into a smaller number of shares or (iv) issues, in the event of a reclassification of shares of the Common Stock, any shares of capital stock of the Corporation, then the Conversion Price shall be multiplied by a fraction of which the numerator shall be the number of shares of Common Stock (excluding any treasury shares of the Corporation) outstanding immediately before such event, and of which the denominator shall be the number of shares of Common Stock outstanding immediately after such event. Any adjustment made pursuant to this Section 7(a) shall become effective immediately after the record date for the determination of shareholders entitled to receive such dividend or distribution and shall become effective immediately after the effective date in the case of a subdivision, combination or re-classification.

(b) Subsequent Equity Sales. If, at any time while any Series A are outstanding, the Corporation sells or grants any option to purchase or sells or grants any right to reprice, or otherwise disposes of or issues (or announces any sale, grant or any option to purchase or other disposition), any Common Stock or Common Stock Equivalents entitling any Person to acquire shares of Common Stock at a price per share that is lower than the Conversion Price (such lower price, the “Lower Price” and such issuances, collectively, a “Dilutive Issuance”) (if the holder of the Common Stock or Common Stock Equivalents so issued shall at any time, whether by operation of purchase price adjustments, reset provisions, floating conversion, exercise or exchange prices or otherwise, or due to warrants, options or rights per share which are issued in connection with such issuance, be entitled to receive shares of Common Stock at a price per share that is lower than the Conversion Price, such issuance shall be deemed to have occurred for less than the Conversion Price on such date of the Dilutive Issuance), then the Conversion Price shall be reduced to the Lower Price. Such adjustment shall be made whenever such Common Stock or Common Stock Equivalents are issued. For the avoidance of doubt, if the Corporation engages in an at-the-market offering, the Corporation shall be deemed to have issued Common Stock at the lowest sale price at which the Common Stock was sold in such offering.

(c) Calculations. All calculations under this Section 7 shall be made to the nearest cent. For purposes of this Section 7, the number of shares of Common Stock deemed to be issued and outstanding as of a given date shall be the sum of the number of shares of Common Stock (excluding any treasury shares of the Corporation) issued and outstanding.

(d) Fundamental Transaction. For as long as any Series A are outstanding, the Corporation shall not, without the written consent of the Holders of a majority of the Series A then outstanding (i) issue any shares of Common Stock, Common Stock Equivalents or preferred stock (including Series A) of the Corporation, (ii) distribute any of its assets to holders of shares of its Common Stock, or (iii) engage in a Fundamental Transaction. A Fundamental Transaction means (i) the Corporation effects any merger or consolidation of the Corporation or any Subsidiary with or into another Person, (ii) the Corporation effects any sale of all or substantially all of its assets in one transaction or a series of related transactions, (iii) any tender offer or exchange offer (whether by the Corporation or another Person) is completed pursuant to which holders of Common Stock are permitted to tender or exchange their shares for other securities, cash or property, or (iv) the Corporation effects any reclassification of the Common Stock or any compulsory share exchange pursuant to which the Common Stock is effectively converted into or exchanged for other securities, cash or property (in any such case, a “Fundamental Transaction”).

Section 8. Limitations on Issuances. For as long as any shares of Series A are outstanding, the Corporation shall not, without the written consent of the Holders of a majority of the Series A then outstanding, issue any shares of Common Stock or Preferred Stock of the Corporation or other securities or instruments convertible into or exercisable or exchangeable for shares of Common Stock or Preferred Stock of the Corporation, except for issuances pursuant to existing agreements to which Fortium is a party that are in effect as of the date of this Certificate.

Section 9. Certain Defined Words and Terms. In addition to defintions elsewhere in this Certificate of Designation, the following words and terms shall have the following meanings:

“Common Stock” shall mean the Corporation’s common stock, $0.0001 par value per share.

“Common Stock Equivalents” means any securities of the Corporation or the Subsidiaries which would entitle the holder thereof to acquire at any time Common Stock, including, without limitation, any debt, preferred stock, right, option, warrant or other instrument that is at any time convertible into or exercisable or exchangeable for, or otherwise entitles the holder thereof to receive, Common Stock.

“Holder” or “Holders” means a holder of Series A.

“Person” means an individual, a limited liability corporation, a partnership, a joint venture, a corporation, a trust, an unincorporated organization, any other entity or a government or any department or agency thereof.

“Subsidiary” means with respect to any entity at any date, any direct or indirect corporation, limited or general partnership, limited liability company, trust, estate, association, joint venture or other business entity of which the Corporation owns more than 50% of (i) the outstanding capital stock having (in the absence of contingencies) voting power to elect a majority of the board of directors, (ii) in the case of a partnership or limited liability company, the interest in the capital or profits of such partnership or limited liability company or the power to manage such entity, or (iii) in the case of a trust, estate, association, joint venture or other entity, the beneficial interest in such trust, estate, association or other entity business is, at the time of determination, owned or controlled directly or indirectly through one or more intermediaries, by such entity, or the power to manage such entity.

IN WITNESS WHEREOF, the undersigned has executed this Certificate of Designation this ____ day of July, 2022.

By:
Name:	Richard Horgan
Title:	Chief Executive Officer

[SIGNATURE PAGE TO CERTIFICATE OF DESIGNATION OF PREFERENCES, RIGHTS AND
LIMITATIONS OF SERIES A CONVERTIBLE PREFERRED STOCK]

EXHIBIT I

FORTIUM HOLDINGS CORP.

CONVERSION NOTICE

Reference is made to the Certificate of Designations, Preferences and Rights of the Series A Convertible Preferred Stock (the “Certificate of Designation”) of Fortium Holdings Corp., a Nevada corporation (the “Corporation”). In accordance with and pursuant to the Certificate of Designation, the undersigned hereby elects to convert the number of shares of Series A Convertible Preferred Stock, $0.0001 par value per share (the “Series A”), of the Corporation, indicated below into shares of common stock, $0.0001 par value per share (the “Common Stock”), of the Corporation, as of the date specified below.

Date of Conversion: _________

Aggregate number of Series A to be converted: ______________

Aggregate Stated Value of such Series A

to be converted:_______________________________________________

Please confirm the following information:
Conversion Price:

Number of shares of Common Stock to be issued: ___________________

Please issue the Common Stock into which the applicable Series A are being converted to Holder, or for its benefit, as follows:

☐ Check here if requesting delivery as a certificate to the following name and to the following address:

Issue to:

☐ Check here if requesting delivery by Deposit/Withdrawal at Custodian as follows:

DTC Participant:

DTC Number:

Account Number:

Date: _____________ __, ______

Name of Registered Holder

By:
Name:
Title:

Tax ID:_____________________
Facsimile:___________________

E-mail Address:

EXHIBIT II

ACKNOWLEDGMENT

The Corporation hereby acknowledges this Conversion Notice and hereby directs _________________ to issue the above indicated number of shares of Common Stock in accordance with the Transfer Agent Instructions dated _____________, 20__ from the Corporation and acknowledged and agreed to by ________________________.

Fortium Holdings Corp.

By:
Name:
Title: